Exhibit 10.1

FIRST AMENDMENT TO THE
EMERSON ELECTRIC CO. SAVINGS INVESTMENT RESTORATION PLAN

WHEREAS, Emerson Electric Co. previously adopted the Emerson Electric Co. Savings Investment Restoration Plan, as amended and restated effective January 1, 2005 (“Plan”), to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”); and

WHEREAS, the Company retained its right to amend the Plan pursuant to Section X.G. therein; and

WHEREAS, the Company desires to amend the Plan, effective January 1, 2008, to ensure that the matching contributions provided under the Plan shall not cause the Emerson Electric Co. Savings Investment Plan to violate the contingent benefit rule reflected in Section 401(k)(4)(A) of the Code;

NOW, THEREFORE, effective January 1, 2008, the Plan shall be amended to replace Section IV.B(ii) in its entirety with the following:

(ii) On or after January 1, 2008, a Participant’s account will also be credited, as of each payroll date, with fifty percent (50%) (but not in excess of 2.5% of a Participant’s Compensation and minus the maximum matching amount such Participant could have received under the ESIP, without regard to the actual elective deferrals made by such Participant under the ESIP for such calendar year) of the first five percent (5%) of Compensation which the Participant elected to defer pursuant to Section III.B, provided Participant has elected to defer at least five percent (5%) of Compensation thereunder.

Approved by the Compensation Committee of the Board of Directors on this 4th day of February, 2008.